UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(Exact name of small business issuer as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	000-51277 (Commission File Number)	41-1997390 (I.R.S. Employer Identification No.)

15045 Highway 23 SE
Granite Falls, MN 56241-0216
(Address of principal executive offices)

(320) 564-3100
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 3, 2005, we (Granite Falls Community Ethanol Plant, LLC, or the “Company”) entered into an Agreement Regarding Plan of Reorganization (“Agreement”) with Gopher State Ethanol, LLC (“Gopher State”), and GS Acquisition Inc. GS Acquisition Inc. is the name of a yet-to-be-formed Minnesota corporation, which we expect to form as a wholly-owned subsidiary of ours for the purpose of merging it with Gopher State. We expect that after the merger, GS Acquisition Inc. will cease to exist and Gopher State will survive as our wholly-owned subsidiary.

Gopher State is a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code. Before its bankruptcy, it was an ethanol plant located in St. Paul, Minnesota and was entitled to ethanol production incentive payments pursuant to Section 41A.09 of the Minnesota Statutes. Because Gopher State no longer produces ethanol, it is not currently accruing incentive payments at this time. However, by merging GS Acquisition Inc. with Gopher State, and leasing our plant to Gopher State (as our wholly-owned subsidiary) we expect to participate in the Minnesota ethanol producer incentive payments that Gopher State is entitled to receive, while protecting the Company from claims from Gopher State’s creditors. Pursuant to the terms of the Agreement we will agree to pay to Gopher State’s unsecured creditors 50% of any ethanol producer incentive payments we receive resulting from Gopher State’s future ethanol production at our facility. In exchange, Gopher State’s unsecured creditors will agree to release and discharge any and all claims against Gopher State.

The Agreement memorializes the parties’ preliminary agreements regarding the merger, reorganization of Gopher State and payment of the ethanol producer incentive payments. We expect that the parties will sign a Plan of Reorganization setting forth the full details of the Agreement. The Plan of Reorganization must be submitted to and approved by the U.S. Bankruptcy Court. Under the Agreement, we have reserved the right to approve of the Plan of Reorganization prior to its submission to the Bankruptcy Court. The approval of the Plan of Reorganization is a condition which must be fulfilled prior to our obligation to undertake the merger.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the registrant’s annual meeting of membership held April 28, 2005, members holding a majority of the Company’s outstanding limited liability company membership units voted to approve the amendment of the Company’s amended articles of organization to effect a legal name change from Granite Falls Community Ethanol Plant, LLC to the Company’s assumed name of Granite Falls Energy, LLC. The name change will be effective upon filing an Amendment to the Company’s Amended Articles of Organization with the Minnesota Secretary of State. The Company expects the amendment to be filed within the next 5 business days.

At the same meeting of members, members holding a majority of the outstanding limited liability company membership units voted to approve a change in the Company’s fiscal year from January 1 through December 31, to November 1 through October 31, effective as of April 28, 2005. Accordingly, subject to the approval of the Internal Revenue Service, the Company’s new fiscal year end will be October 31. The Company will file Form 10-KSB for the period January 1, 2005 through October 31, 2005 to cover the transition period. In accordance with change in the fiscal year end, the Company will amend its Fifth Amended and Restated Operating Agreement (the “Operating Agreement”). Per the amendment, Section 2.8 of the Operating Agreement provides as follows:

“2.8 Fiscal Year. The fiscal year of the Company shall begin on November 1st of each year and end on October 31st of each year. The fiscal year in which the Company shall terminate shall end on the date of termination of the Company.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
May 4, 2005	/s/ Thomas Branhan
Thomas Branhan, Chief Executive Officer and General Manager